Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Superior Well Services, Inc. on Form S-3 No. 333-156498 of our report dated March 10, 2008, except for Note 11, as to which the date is December 12, 2008, related to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the financial statement schedule listed in Item 15 (b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., which appears in the Current Report on Form 8-K dated December 15, 2008.
We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ SCHNEIDER DOWNS & CO., INC.
Pittsburgh, Pennsylvania
February 2, 2009